AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION CORP.

ADOPTED IN ACCORDANCE WITH SECTION 242 AND 245

OF THE DELAWARE GENERAL CORPORATION LAW

* * * * * * * * * * * * * * *

Healthcare Acquisition Corp., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the corporation is Healthcare Acquisition Corp. The date of filing of the original Certificate of Incorporation with the Delaware Secretary of State was April 25, 2005; an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State was filed on April 28, 2005; a further Amended and Restated Certificate of Incorporation with the Delaware Secretary of State was filed on July 26, 2005. The name under which the Corporation was originally incorporated was Healthcare Acquisition Corp.

SECOND: This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) in a special meeting of the holders of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the GCL.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Certificate of Incorporation shall be amended and restated in its entirety to be and read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer __________, 2007.

HEALTHCARE ACQUISITION CORP.
By:	/s/ Matthew P. Kinley Name: Matthew P. Kinley Title: President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHARMATHENE, INC.

FIRST: The name of the corporation is PharmAthene, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (“GCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:
Name:	Matthew P. Kinley

Address:	c/o Equity Dynamics, Inc. 2116 Financial Center Des Moines, Iowa, 50309

SIXTH: For so long as at least 30% of the aggregate principal amount of the 8% convertible notes (the “Notes”) issued on ____________, 2007 in the original aggregate principal amount of $12,500,000) remains outstanding (and notwithstanding the existence of less than three (3) note holders at any given time), the following provisions shall apply:

A. the Corporation shall maintain a Board of Directors consisting of no more than seven (7) individuals and each committee of the Board of Directors shall have no more than three (3) members;

B. three (3) members of the Corporation’s Board of Directors (the “Noteholder Directors”) shall be elected by the holders of Notes representing two-thirds of the then outstanding principal amount of all Notes, voting as a separate class;

C. subject to applicable law two (2) Noteholder Directors (in each case chosen by a majority vote of all the Noteholder Directors) shall have the right, but not the obligation, to serve as members of each of the committees of the Corporation’s Board of Directors;

D. The Board of Directors of the Corporation shall nominate as Noteholder Directors only the persons designated as directors pursuant to the Note Exchange Agreement, dated _________, 2007, by and among the Corporation and the holders of the Notes and recommend that the holders of the Notes vote to elect such nominees as directors of the Corporation and shall fill any vacancies that may arise upon the resignation of any of the Noteholder Directors with a new Noteholder Director designated in accordance with the foregoing. A Noteholder Director elected to fill a vacancy resulting from the death, resignation or removal of a Noteholder Director shall serve for the remainder of the full term of the Noteholder Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified; and

E. The provisions contained in this Article Sixth shall terminate immediately and without further action when less than 30% of the aggregate principal amount of the Notes as of the date of this Amendment remains outstanding.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.

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